UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 27, 2019

CareTrust REIT, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-36181	46-3999490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Registrant’s telephone number, including area code: (949) 542-3130

905 Calle Amanecer, Suite 300, San Clemente, CA	92673
(Address of principal executive offices)	(Zip Code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 27, 2019, CareTrust REIT, Inc. (the “Company”), through its operating partnership, CTR Partnership, L.P., a Delaware limited partnership, entered into a Membership Interest Purchase Agreement (“MIPA”) to acquire from BME Texas Holdings, LLC, in a single transaction, 100% of the membership interests in twelve separate, newly-formed special-purpose limited liability companies (the “SPEs”), each of which will own at closing a single real estate asset. The real estate assets include ten operating skilled nursing facilities and two operating skilled nursing/seniors housing campuses, primarily located in the southeastern United States. The aggregate purchase price for the acquisition is approximately $211.0 million, exclusive of transaction costs. Should the transaction contemplated by the MIPA ultimately close, the Company expects that the twelve assets will be leased at closing to replacement operators, at least one of which is expected to be an existing Company tenant, under long-term master leases at an anticipated initial lease yield of approximately 8.9%, before taking into account transaction costs. The transaction contemplated by the MIPA is subject to multiple closing conditions, including without limitation the acquisition of the assets by the SPEs, the full performance of other agreements to which the Company and its subsidiaries are not a party, the execution and timely completion of separate transition agreements between the incoming and outgoing operators, and multiple third-party approvals.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2019	CARETRUST REIT, INC.

	By:	/s/ William M. Wagner
William M. Wagner
Chief Financial Officer, Treasurer and Secretary